Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2008 THIRD QUARTER

New Student Starts Up 13.3%

Total Student Population Up 11.8%

Santa Ana, CA, April 30, 2008 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2008. The results exceeded our guidance for starts and were within our guidance range for revenue and earnings per share.

“In the third quarter we continued our positive growth trend, posting a 13.3% increase in new student starts,” said Jack D. Massimino, Corinthian’s chief executive officer. “Growth was broad-based across our U.S. operations, both ground schools and online. More effective marketing, coupled with higher employee retention, better service to students and continued operational improvements, has helped generate strong enrollment growth over the past four quarters.”

“During the third quarter we implemented several changes to offset the loss of Sallie Mae private loans for students with sub-prime credit profiles,” Massimino said. “We now require most students to make monthly cash payments while in school, and we are focused on increasing the use of PLUS loans. In addition, we have established a new internal student lending program and we are continuing to work with third-party lenders to secure additional funds for our students.

“Federal Title IV student loans continue to be available to our students through Sallie Mae and other lenders,” Massimino continued. “However, to ensure the continued availability of these loans in an unstable credit market, we are preparing our U.S schools to participate in the Federal Direct Student Loan Program. Twenty-six of our schools are now eligible to participate in the program and we expect all of our schools to be eligible by the end of June.”

“Thus far, we have been able to arrange financing for the vast majority of incoming students through Title IV, our internal lending program, and other resources,” Massimino said. “As a result of the changes in student lending, however, we expect the rate of enrollment growth to slow to approximately 6%-7% in the fourth quarter.”

Comparing the third quarter of fiscal 2008 with the same quarter of the prior year (Data is for continuing operations only, unless otherwise noted. More detail is provided in the “Discontinued operations” section below and in the table which accompanies this release.):

•	Net revenue was $281.5 million versus $241.1 million, up 16.8%.

•	Total student population at March 31, 2008 was 72,241 versus 64,637 at March 31, 2007, an increase of 11.8%.

•	Total student starts were 26,546 versus 23,427, an increase of 13.3%.

•	Operating income was $18.5 million, compared with $19.4 million.

•	Income from continuing operations was $13.5 million, compared with income of $12.5 million. Net loss from discontinued operations was $1.7 million.

•	Diluted earnings per share from continuing operations were $0.16 versus $0.15. The diluted loss per share from discontinued operations was $0.02.

Q3 08 Financial Review

Discontinued operations - As previously reported, in December 2007 we entered into an asset purchase agreement to sell our CDI schools outside of Ontario, Canada. These schools were sold to a wholly-owned subsidiary of the Eminata Group, in a cash transaction valued at approximately CAD $7.4 million. The transaction closed on February 29, 2008. We have also entered into an agreement to sell our Boston WyoTech campus and currently expect that transaction to close in early May.

Until the divestitures are completed, these campuses have been accounted for as discontinued operations. In Q3 08, discontinued operations lost $1.7 million, net of tax.

Educational services expenses were 57.5% of revenue in Q3 08 versus 55.9% in Q3 07. The increase was primarily the result of higher bad debt expense. Bad debt was 5.9% of revenue in Q3 08 versus 4.9% in Q3 07. Collections were unusually high in Q3 07, which reduced bad debt in that quarter.

Marketing and admissions expenses were 25.9% of revenue in Q3 08 versus 25.8% in Q3 07. Advertising costs declined as a percent of revenue, offset by increased admissions representative staffing.

General and administrative expenses were 10.0% of revenue in Q3 08 versus 9.8% in Q3 07.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 6.6% in Q3 08 versus 8.1% in Q3 07.

Cash, restricted cash and marketable securities totaled $59.2 million at March 31, 2008, compared with $114.8 million at June 30, 2007. The higher cash balance at June 30, 2007 included approximately $80.0 million in temporary borrowing.

Cash flow from operations, including discontinued operations, was $61.7 million in the first nine months of fiscal 2008, versus $41.9 million in the first nine months of fiscal 2007.

Capital expenditures were $40.5 million in the first nine months of fiscal 2008 compared with $54.7 million in the first nine months of fiscal 2007.

Guidance

Our most recent fiscal year 2008 guidance remains unchanged at $0.40 - $0.45 per diluted share, with the expectation that we will be at the low end of the range.

We plan to provide fiscal 2009 guidance during our regularly scheduled fourth quarter and fiscal year-end conference call in late August 2008.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing third quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EDT, Wednesday, May 7, 2008. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 74155474.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this Report on Form 8-K may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) enrollment growth; (ii) the expected closing date for the sale of our Boston WyoTech campus; (iii) our ability to arrange financing for incoming students through Title IV, our internal lending program, and other resources; (iv) the ability or willingness of lenders to provide alternative loans to credit worthy students; and (v) the statements included under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the new student information system; increased competition; the Company’s effectiveness in its regulatory compliance efforts; the outcome of the OIG/DOE investigation; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; risks associated with unfavorable changes in the cost or availability of alternative loans for our students; potential higher bad debt expense or reduced revenue associated with requiring students to pay more of their educational expenses while in school; the potential inability or failure of the Company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; increased competition; the Company’s effectiveness in its regulatory compliance efforts; general market conditions (including credit and labor market conditions); and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(In thousands, except per share data)

Condensed Consolidated Statements of Operations

	For the three months ended March 31,		For the nine months ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$281,502	$241,051	$801,587	$698,259
Operating expenses:
Educational services	161,793	134,646	464,977	398,767
General and administrative	28,221	23,720	83,200	81,568
Marketing and admissions	73,027	62,247	213,817	187,612
Impairment, facility closing, and severance charges		1,033		3,384

Total operating expenses	263,041	221,646	761,994	671,331

Income from operations	18,461	19,405	39,593	26,928
Interest (income)	(996)	(1,797)	(2,854)	(4,995)
Interest expense	387	592	1,512	2,179
Other (income) expense	(307)	(1)	(1,297)	456

Income (loss) before provision for income taxes	19,377	20,611	42,232	29,288
Provision (benefit) for income taxes	5,859	8,065	15,387	11,146

Income from continuing operations	13,518	12,546	26,845	18,142
Income (Loss) from discontinued operations, net of tax	(1,696)	(541)	(4,958)	(2,154)

Net income	$11,822	$12,005	$21,887	$15,988

Income per share - Basic:
Income from continuing operations	$0.16	$0.15	$0.32	$0.21
Income (loss) from discontinued operations	(0.02)	(0.01)	(0.06)	(0.02)

Net income	$0.14	$0.14	$0.26	$0.19

Income per share - Diluted:
Income from continuing operations	$0.16	$0.15	$0.31	$0.20
Income (loss) from discontinued operations	(0.02)	(0.01)	(0.06)	(0.02)

Net income	$0.14	$0.14	$0.25	$0.18

Weighted average number of common shares outstanding:
Basic	85,107	86,243	84,877	86,305

Diluted	85,731	87,479	86,004	87,499

Selected Consolidated Balance Sheet Data

	March 31, 2008	June 30, 2007
	(Unaudited)
Cash, restricted cash, and marketable securities	$59,236	$114,789
Receivables, net (including long term notes receivable)	106,558	85,214
Current assets	216,166	274,879
Total assets	689,519	733,935
Current liabilities	159,510	151,239
Long-term debt and capital leases (including current portion)	42,475	128,438
Total liabilities	270,608	348,513
Total stockholders’ equity	$418,911	$385,422